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                                                                    Exhibit 23.3
                                                                    ------------



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of BioSepra Inc. on Form S-8 relating to the 1997 Stock Incentive Plan, of our report dated February 27, 1996, except as to the information in the seventh paragraph of Note C, for which the date is March 29, 1996, on our audits of the consolidated financial statements and financial schedule of BioSepra Inc. as of December 31, 1995, and for the year ended December 31, 1995, which reports are included in the BioSepra Inc.'s 1997 Annual Report on Form 10-K.




                                             /s/ Coopers & Lybrand L.L.P.

                                             Coopers & Lybrand L.L.P.



Boston, Massachusetts
June 25, 1998